Exhibit 5.1

October 31, 2017

Golar LNG Partners LP

2nd Floor, S.E. Pearman Building

9 Par-la-Ville Road

Hamilton, Bermuda HM 11

Re:                             Golar LNG Partners LP

Ladies and Gentlemen:

We have acted as special counsel for Golar LNG Partners LP, a Marshall Islands limited partnership (the “Partnership”), on matters of the law of the Republic of The Marshall Islands, in connection with the public offer and sale (the “Offering”) by the Partnership of 5,520,000 units (the “Units”) of its 8.75% Series A Cumulative Redeemable Preferred Units representing limited partnership interests in the Partnership (the “Preferred Units”), including 720,000 Preferred Units in relation to the option granted to the Underwriters (as defined below) to purchase additional Preferred Units, pursuant to the Partnership’s registration statement on Form F-3 (File No. 333-214241) (the “Registration Statement”), the base prospectus dated October 26, 2016 (the “Base Prospectus”), the preliminary prospectus supplement to the Base Prospectus dated October 24, 2017 (together with the Base Prospectus, the “Preliminary Prospectus”) and the final prospectus supplement to the Base Prospectus dated October 24, 2017 (together with the Base Prospectus, the “Prospectus”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, including the Base Prospectus; (ii) the Preliminary Prospectus; (iii) the Prospectus; (iv) the Third Amended and Restated Agreement of Limited Partnership, dated October 31, 2017, of Golar LNG Partners LP (the “Partnership Agreement”); (v) the Underwriting Agreement dated October 24, 2017 (the “Underwriting Agreement”), by and among Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of themselves and the other several underwriters listed in Schedule I thereto (the “Underwriters”), the Partnership, Golar GP LLC, a Marshall Islands limited liability company (the “General Partner”), and Golar Partners Operating LLC, a Marshall Islands limited liability company (the “Operating Company”); and (vi) such corporate documents and records of the Partnership and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Partnership, the General Partner, the Operating Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Preliminary Prospectus and the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Partnership, the General Partner and the Operating Company; (ii) that the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Preliminary Prospectus and the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith; and (iii) that the Units will be issued in accordance with the terms of the Underwriting Agreement.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands, the Units have been duly authorized and when issued, sold and paid for as contemplated in the Prospectus and Underwriting Agreement, such Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands Limited Partnership Act and except as may otherwise be provided in the Partnership Agreement).

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Partnership and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Preliminary Prospectus and the Prospectus, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP